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                                                                   EXHIBIT 10.24

                          PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT is made and entered into as of the 26th day of August 1997, by and between Levitz Furniture Corporation, a Florida corporation. ("Seller"), and Rexall Sundown, Inc., a Florida corporation and/or assigns ("Purchaser"). In consideration of the mutual covenants and promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties to this Agreement, the parties agree to the following terms and conditions:

     1. PURCHASE AND SALE. Subject to the terms of this Agreement, Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller the following property (collectively, the "Property"):

          1.1 That certain parcel of property located in Palm Beach County, Florida, having a street address of 6111 Broken Sound Parkway, Boca Raton, Florida, as more particularly described in Schedule "A" (the "Realty");

          1.2 The land and all buildings, structures and other improvements situated on the Realty (the "Improvements");

          1.3 All fixtures, equipment, furnishings and other items of property (other than furniture and files and similar personal property used by Seller in its ordinary business) whatsoever used or useful in the operation, repair and maintenance of the Realty, situated on the Realty, and owned by Seller (the "Personalty");

          1.4 All licenses, permits, and contracts rights pertaining to ownership and/or operation of the Realty, Improvements or Personalty;

          1.5 All general intangible rights pertaining to the ownership and/or operation of the Realty; and

          1.6 All strips, gores, easements, privileges, rights-of-way, riparian and other water rights, rights to lands underlying any adjacent streets or roads, and other tenements, hereditaments and appurtenances, if any, pertaining to or accruing to the benefit of the Realty and Improvements.

     2. EFFECTIVE DATE. If this Agreement is not executed and delivered, by each party to it, to all parties on or before August 27th, 1997, at 5:00 p.m., this Agreement shall, after that time, be null and void and of no further force and effect. The date of this Agreement, for purposes of performance, shall be the date when the last one of Seller or Purchaser has signed this Agreement, as stated on the signature page (the "Effective Date").

     3. CLOSING DATE. Subject to other provisions of this Agreement for extension, closing on the transaction described in this Agreement (the "Closing") shall be held at the offices of the attorneys for Purchaser, Gunster, Yoakley, Valdes-Fauli and Stewart, P.A., in Fort Lauderdale, Florida on the business day which is forty-five (45) days after the Effective Date (the "Closing Date"). The parties understand that, if all documents are prepared and agreed upon in advance, the parties will cooperate with each other to close by mail.

     4. DEPOSIT.

          4.1 To secure the performance of Purchaser of Purchaser's obligations under this Agreement, Purchaser has delivered to the law firm of Gunster, Yoakley, Valdes-Fauli and Stewart, P.A., as escrow agent ("Escrow Agent"), the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) by check, the proceeds of which shall be held in trust as an earnest money deposit (the "Initial Deposit") by Escrow Agent, and disbursed only in accordance with the terms of this Agreement. If Purchaser elects not to cancel this Agreement during the Investigation Period, as more particularly described in Section 10 of this Agreement, then within one (1) business day following the expiration of said Investigation Period, Purchaser shall deliver to Escrow Agent a check in the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the "Additional Deposit") to be held together with, and on the same terms and
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     conditions as, the Initial Deposit. Once the Additional Deposit is paid to
     Escrow Agent, the term "Deposit" shall mean the Initial Deposit plus the Additional Deposit; prior to such payment, whenever used in this Agreement, the term "Deposit" shall mean only the Initial Deposit.

          4.2 Provided Purchaser executes the appropriate tax forms, Escrow Agent shall use its good efforts to invest the Deposit in an interest bearing account or certificate of deposit maintained at Republic Security Bank, 777 South Flagler, Suite 148, West Palm Beach, FL (561) 655 5424
     Attn: Nancy Mecerra, Branch Manager. All interest accrued or earned on the Deposit shall be paid or credited to Purchaser except in the event of a default by Purchaser and not by Seller.

          4.3 Purchaser and Seller acknowledge that if the Deposit is at any time in excess of $100,000 then the amount over $100,000.00 shall not be insured, and both parties hold Escrow Agent harmless from all losses and costs and liabilities which may accrue or be incurred related to such lack of insurance.

     5. PURCHASE PRICE.

          5.1 The total purchase price (the "Purchase Price") to be paid by Purchaser to Seller for the Property is Eight Million One Hundred Thousand and No/100 Dollars ($8,100,000.00).

          5.2 The Purchase price shall be paid to Seller as follows:

$1,000,000.00  the Deposit described in Section 4 of this Agreement, which shall be paid to Seller at Closing;

$7,100,000.00  approximately, in cash at Closing, subject to prorations and adjustment as provided in this Agreement, to be paid by wire transfer of federal funds.

$8,100,000.00  Total Purchase Price

     6. EXISTING MORTGAGE. Seller acknowledges that the Property is subject to a blanket mortgage ("Existing Mortgage") and any note it secures (the "Existing Note"), both as described in Schedule "B". Seller represents and warrants to Purchaser that:

             6.0.1 There are no amendments, modifications, or other agreements or understandings affecting the Property with respect to the Existing Note and Existing Mortgage except as set forth in Schedule "B";

             6.0.2 The Existing Note and Existing Mortgage do not require the consent of the holder of them for the timely consummation of this transaction.

          6.1 At least twenty (20) days prior to Closing, Seller shall deliver to Purchaser an appropriate estoppel and instruction letter from the holder of the Existing Note and Existing Mortgage providing for payment(if applicable) and release or satisfaction of the Existing Note and Existing Mortgage at Closing. At Closing, Seller shall deliver to Purchaser an updated estoppel and instruction letter and, if required by Purchaser's title underwriter to be delivered at Closing, a duly executed Release of Mortgage, in form acceptable to Purchaser's title insurer.

          6.2 The provisions of this section shall survive the Closing.

     7. TITLE EVIDENCE. Within three (3) days following the Effective Date, Seller, at Seller's expense, shall deliver to Purchaser's attorneys, Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., Attention: Julie A.S. Williamson a title insurance commitment (the "Title Commitment") written on First American Title Insurance Company (together with hard copies of all exceptions to title shown on them), and any abstract of title for the Property which it may have or have access to (together, the "Title Evidence"). At Seller's expense, a computer title update shall be obtained, within ten (10) days before Closing. The title evidence shall show Seller to be vested with good and marketable and insurable fee simple title to the Realty,

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free and clear of all liens, encumbrances, leases, tenancies, covenants, conditions, restrictions, rights-of-way, easements and other matters affecting title, except the following matters (the "Permitted Exceptions"):

          7.1 Ad valorem real estate taxes for 1997 and subsequent years;

          7.2 All applicable zoning ordinances and regulations;

          7.3 All matters shown on Schedule "C".

     Title shall be deemed good, marketable and insurable only if Purchaser can obtain an Owner's ALTA Form B Marketability Policy from Forst American Title Insurance Company, at standard rates, containing no exceptions other than those specifically permitted above. The cost of title evidence shall be paid by Seller. The cost of the title insurance shall be paid by Seller.

     8. SURVEY.

          8.1 Within five (5) days from the Effective Date, Seller shall also deliver to Purchaser, at Seller's expense, a survey (the "Survey") of the Realty, current to at least July 31, 1996. If the Survey does not include the following matters, Purchaser may have it modified to include them:

             8.1.1 meet the minimum technical standards of the Florida Board of Land Surveyors;

             8.1.2 set forth the total number of square feet and acres in the Realty and the number and type of parking spaces;

             8.1.3 show the location of all improvements, parcels (if any) in the legal descriptions of the Realty, utility and other lines, easements, either visible or recorded, and recording references of them;

             8.1.4 include elevation and flood zone information;

             8.1.5 show all setback lines established by law and regulation, and the actual setbacks of the Improvements;

             8.1.6 show all of the exceptions which are reflected in the Title Commitment which Seller shall have delivered to Purchaser; and

             8.1.7 include the accurate legal description.

     The cost of including these matters, and of updating the Survey, and of certifying it to the Purchaser, Purchaser's attorney, Seller, Seller's attorney, and the title underwriter, shall be reimbursed to Purchaser by Seller, up to a maximum of $1000.

          8.2 If the Survey (including any additional matters which Purchaser or its title insurer may require), as updated, shall reflect any encroachments, overlaps, unrecorded easements or similar rights in third parties, or any other adverse matters not specifically provided for in this Agreement, then the same shall be deemed "title defects" as set forth in
     Section 9.

     9. TITLE DEFECTS.

          9.1 Purchaser shall have twenty (20) days from receipt of the Title Evidence and the Survey (updated and modified, if applicable, to meet the requirements of Section 8), respectively, within which to examine each of them. If Purchaser finds title to be defective, Purchaser shall, no later than the end of each such twenty (20) day examination period, notify Seller in writing specifying the title defect(s). If Purchaser fails to give Seller written notice of any title defect(s) before the expiration of each such twenty (20) day period, the defects shown in the Title Evidence or Survey shall be deemed to be waived as title objections to closing this transaction.

          9.2 If Purchaser has given Seller timely written notice of defect(s) and the defect(s) render the title other than as represented in this Agreement, Seller shall use Seller's best efforts to cause such defects to be cured by the Closing Date. Seller agrees to remove by payment, bonding, or otherwise any lien against the Property capable of removal by the payment of money or bonding. Seller shall not be obligated to

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     bring suit, if necessary, to cure any other defect; Purchaser, however, shall then have the options described in Section 9.3. At either party's option, the Closing Date may be extended for a period not to exceed sixty
     (60) days for purposes of eliminating any title defects.

          9.3 If Seller does not eliminate such defects as of the Closing Date as the same may be extended under the preceding sentence, or if any new "title defects" appear from the date of the Title Evidence through the Closing Date, which Seller does not eliminate as of the Closing Date, Purchaser shall have the option to:

             9.3.1 Close and accept the title "as is", without reduction in the Purchase Price and without claim against Seller for such title defects (except for any lien or other matter that can be removed by the payment of money or bonding, for which credit shall be given Purchaser at the Closing); in such event the Closing shall take place ten (10) days after notice of such election, or on the Closing Date, whichever is later; or

             9.3.2 Cancel this Agreement, in which event Escrow Agent shall return the Deposit together with all interest earned on it to Purchaser; upon such return of the Deposit, both parties shall be released from all further obligations under this Agreement, unless such defects were caused by Seller's willful act or willful omission, in which event Seller shall remain liable to Purchaser for damages caused by the defects.

     10. INVESTIGATION PERIOD.

          10.1 During the Investigation Period, as defined below, Purchaser shall have the right to conduct, at Purchaser's expense, whatever investigations, analyses and studies of the Property that Purchaser may deem appropriate to satisfy Purchaser with regard to:

             10.1.1 the physical condition of the building(s) and other improvements included in the Property, including their structure, roofs, air conditioning, heating, electrical, plumbing and other mechanical systems;

             10.1.2 the physical condition of all fixtures, equipment, furnishings and other items of property referred to in Section 1 above, an inventory of which shall be furnished by Seller at Seller's expense within ten (10) days following the execution of this Agreement;

             10.1.3 the permitted uses of and improvements to the Property under applicable building and zoning ordinances and the present compliance or non-compliance with the same;

             10.1.4 evidence of any hazardous waste or similar materials, and of Radon, in, on, under or about the Property;

             10.1.5 all existing contracts and agreements affecting the Property, if any; and

             10.1.6 Seller's operating statements for the last three (3) years (but not separate business records of Seller's ongoing business) for the Property for the period of Seller's ownership, which statements and related books and records Seller shall make available to Purchaser at all reasonable times at the Property.

          10.2 If Purchaser for any reason and in Purchaser's exclusive judgment and sole discretion, elects to terminate this Agreement, then Purchaser may cancel this Agreement by notifying Seller of such cancellation on or before 5:00 p.m. on the thirtieth (30th) day (assuming it is a business day, otherwise on the next ensuring business day) following the Effective Date (the "Investigation Period"), whereupon Escrow Agent shall return the Deposit together with all interest earned on it to Purchaser and both parties shall be released from all further obligations under this Agreement. No inquiry, examination, or analysis made by Purchaser (or the results of them) shall reduce, limit or otherwise affect the representations and warranties made by Seller in this Agreement.

          10.3 Seller shall cooperate with Purchaser in Purchaser's investigations and review of all records related to the Property. Notwithstanding any provisions in this Agreement to the contrary, Seller agrees,

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     covenants, represents and warrants that Seller will not enter into any new agreements with any tenants or occupants on or after the Effective Date.

          10.4 The provisions of this section shall survive the Closing.

     11. SELLER'S AND PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

          11.1 Seller represents and warrants to Purchaser and covenants and agrees with Purchaser as follows:

             11.1.1 Seller has not entered into any contracts, subcontracts, arrangements, licenses, concessions, easements, or other agreements, either recorded or unrecorded, written or oral, affecting all or any portion of the Property, or the use of it, other than those agreements set forth in Schedule "D"; each instrument in Schedule "D" may be canceled by Purchaser upon not more than thirty (30) days' notice and without payment of premium or penalty for such cancellation except as otherwise set forth in Schedule "D"; Seller shall not modify any of the instruments identified in Schedule "D", nor enter into any new contact or other agreement affecting all or any portion of the Property, or the use of it, without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed;

             11.1.2 To the best of Seller's knowledge and as shown by the Title Commitment, there are no (i) existing or pending improvement liens affecting the Property; (ii) violations of building codes and/or zoning ordinances or other governmental or regulatory laws, ordinances, regulations, orders or requirements affecting the Property; (iii) existing, pending or threatened lawsuits or appeals of prior lawsuits affecting the Property; (iv) existing, pending or threatened condemnation proceedings affecting the Property; or (v) existing, pending or threatened zoning, building or other moratoria, downzoning petitions, proceedings, restrictive allocations or similar matters that could affect Purchaser's use of the Property;

             11.1.3 Seller is vested with good and marketable and insurable fee simple title to the Property subject only to the Permitted Exceptions; Seller is vested with good and marketable title to all fixtures, equipment, furnishings and other items of property referred to in
        Section 1, free of all financing and other liens or encumbrances other than the Existing Mortgage;

             11.1.4 Seller shall comply prior to Closing with all laws, rules, regulations and ordinances of all governmental authorities having jurisdiction over the Property;

             11.1.5 Seller has not received notice of the existence of violations of law or regulations in regard to radon or other hazardous materials or waste in the Improvements which are above government approved levels for radon, hazardous materials or waste on, in, under or about the Property, except as may be described in the reports prepared by Law Engineering Services, Inc., prepared July and August 1997, copies of which Seller is immediately delivering to Purchaser.

             11.1.6 Seller shall provide, and keep in force through the Closing, its present policies of fire, flood, windstorm, hazard and other casualty insurance;

             11.1.7 Seller has not received notices of violations of law or regulations in regard to zoning, permits, or similar matters; except for the provisions of any agreements specified in Schedule B-2 of the Title Commitment, Seller does not know of any zoning resolution, ordinance, covenant, agreement, or the like that could prohibit or frustrate any use of the Property now being made or otherwise permissible under the current zoning classification in the absence of such conditions or restrictions;

             11.1.8 There are no agreements currently in effect which restrict the sale of the Property;

             11.1.9 Seller has the right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by it; neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it nor the fulfillment of nor

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        the compliance with the terms, conditions and provisions of this
        Agreement will conflict with or result in a violation or breach of any other instrument or agreement of any nature to which Seller is a party or by which it is bound or may be affected, or constitute (with or without the giving of notice or the passage of time) a default under such an instrument or agreement; no consent, approval, authorization or order of any person is required with respect to the consummation of the transactions contemplated by this Agreement;

             11.1.10 To the best of Seller's knowledge and belief, no commitments or agreements have been or will be made to any governmental authority, utility company, school board, church or other religious body, any homeowners or homeowners' association, or any other organization, group or individual, relating to the Property which would impose an obligation upon Purchaser to make any contributions or dedications of money or land to construct, install or maintain any improvements of a public or private nature on or off the Realty, or otherwise impose liability on Purchaser; Purchaser acknowledges, however, that there are ongoing assessments to be made to the Arvida Park of Commerce West Association, Inc. for maintenance, security guards, and similar matters (for which Seller shall obtain an estoppel letter prior to Closing);

             11.1.11 At all times during the term of this Agreement and as of Closing, all of Seller's representations, warranties and covenants in this Agreement, including but not limited to those in Sections 10.3 and 11, shall be true and correct; no representation or warranty by Seller contained in this Agreement and no statement delivered or information supplied to Purchaser pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements or information contained in them or in this Agreement not misleading.

          11.2 Purchaser represents and warrants to Seller that Purchaser has the right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by it; neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it nor the fulfillment of nor the compliance with the terms, conditions and provisions of this Agreement will conflict with or result in a violation or breach of any other instrument or agreement of any nature to which Purchaser is a party or by which it is bound or may be affected, or constitute (with or without the giving of notice or the passage of time) a default under such an instrument or agreement; no consent, approval, authorization or order of any person is required with respect to the consummation of the transactions contemplated by this Agreement;

          11.3 The provisions of this section and all other representations, warranties and covenants of Seller or Purchaser otherwise specified in this Agreement shall survive the Closing.

     12. CONDITIONS PRECEDENT.

          12.1 An express condition precedent to Purchaser's and Seller's respective obligations to close this transaction is the truth and correctness of all of the other party's representations and warranties and the fulfillment of all of the other party's covenants at all times during the term of this Agreement and as of Closing, and no inquiry, analysis or examination made by Purchaser or Seller (or the results of them), as applicable, shall reduce, limit or otherwise affect said representations, warranties and covenants of the other.

          12.2 Purchaser is in the process of applying for grants from Palm Beach County's and the State of Florida's job incentive and tax incentive programs, in regard to Purchaser's intended use of the Property. An express condition precedent to Purchaser's obligation to close this transaction is Purchaser's receipt of approval from Palm Beach County and from the State of Florida with respect to these job incentive and tax incentive programs. If Purchaser does not duly terminate this Agreement before the end of the Investigation Period, then Purchaser shall be deemed to have waived this condition precedent.

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     13. DEFAULT BY SELLER.

          13.1 If any of Seller's representations and warranties are not true and correct or Seller's covenants are not fulfilled or all other conditions precedent are not met as of Closing (or earlier specified date, if any), or Seller fails to perform any of the terms and conditions of this Agreement or is otherwise in default under this Agreement, then Purchaser, at Purchaser's sole option, may elect to:

             13.1.1 Waive the default or failure and close "as is"; or

             13.1.2 Cancel this Agreement by written notice to Seller given on or before the Closing Date, in which event Escrow Agent shall return the Deposit together with all interest earned on it to Purchaser and Seller shall reimburse Purchaser its actual out of pocket expenses incurred in its investigations of, and contracting in regard to, the Property (up to a maximum of $50,000); upon such return, both parties shall be released from all further obligations under this Agreement (except for those which are specified to or which by their nature survive the Closing or earlier termination of this Agreement); or

             13.1.3 Seek specific performance of Seller's obligations under this Agreement.

          13.2 The provisions of this section shall survive the Closing.

     14. DEFAULT BY PURCHASER. In the event of the failure or refusal of Purchaser to close this transaction, without fault on Seller's part and without failure of title or any conditions precedent to Purchaser's obligations under this Agreement, Seller at Seller's option shall as its sole remedies (i) have the right to receive Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) of the Deposit together with all interest earned on it as agreed and liquidated damages for said breach, and as Seller's sole and exclusive remedy for default of Purchaser (except for those matters which are specified to or which by their nature shall survive the Closing or the earlier termination of this Agreement), and the remainder of the Deposit shall be returned to Purchaser, whereupon the parties shall be relieved of all further obligations under this Agreement except for those matters which are specified to or which by their nature shall survive the Closing or the earlier termination of this Agreement; or, alternatively, (ii) Seller shall have the right to seek specific performance of Purchaser's obligations under this Agreement.

     15. PRORATIONS.

          15.1 Real estate and personal property taxes, insurance, rents, interest, cost and revenues and all other proratable items shall be prorated as of the Closing Date. In the event the taxes for the year of Closing are unknown, the tax proration will be based upon the mileage rate as announced at day of Closing, and the then-latest tax appraiser's assessment of the Property; at the request of either party, such taxes for the year of Closing shall be reprorated and adjusted when the tax bill for the year of Closing is received and the actual amount of taxes is known.

          15.2 The provisions of this section shall survive the Closing.

     16. IMPROVEMENT LIENS.

          16.1 Certified, confirmed or ratified liens for governmental improvements or special assessments as of the Closing Date, if any, shall be paid in full by Seller, and pending liens for governmental improvements or special assessments as of the Closing Date shall be assumed by Purchaser, provided that where the improvement has been substantially completed as of the Closing Date, such pending lien shall be considered certified.

          16.2 The provisions of this section shall survive the Closing.

     17. DOCUMENTARY STAMPS AND INTANGIBLE TAXES. At the Closing, Seller shall pay the documentary stamps and surtax, if any, due on the warranty deed of conveyance, the recording cost of any items necessary to clear title, the cost of title evidence and updates and the premium for the owner's title policy, the cost of delivery of a copy of the existing Survey and the cost of any work required for the Survey to meet the standards of this Agreement, and its own attorney's fees. Purchaser shall pay the recording cost of

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the deed and its own attorney's fees, the cost of updating the Survey and of certifying it to the Purchaser, its attorneys and its title underwriter.

     18. CLOSING.

          18.1 Seller shall convey title to the Property by good and sufficient Special Warranty Deed subject only to the Permitted Exceptions (which, if Purchaser requests, shall not be specifically enumerated). Seller shall also deliver to Purchaser at the Closing:

             18.1.1 a mechanic's lien affidavit, to the title insurer and Purchaser, in form acceptable to Purchaser's title insurer to delete the standard exception relating to such liens in Purchaser's owner's title insurance policy;

             18.1.2 an affidavit, to the title insurer and Purchaser, that there are no unrecorded easements and that Seller has exclusive possession of the Property and that Seller has done nothing to change the state of facts shown on the Survey, in form acceptable to Purchaser's title insurance to delete the standard exceptions relating to such matters in Purchaser's owner's title insurance policy;

             18.1.3 a gap affidavit and indemnification sufficient for Purchaser's title underwriter to delete the "gap" at Closing;

             18.1.4 instruments necessary to clear title, if any, including those required to remove standard exceptions from the title policy;

             18.1.5 an appropriate bill of sale with warranty of title for the Personalty;

             18.1.6 appropriate assignments of all licenses, easements, rights-of-way, contract rights, intangible rights and other property and rights included in this transaction;

             18.1.7 appropriate restatements of Seller's covenants, representations and warranties which are to survive Closing;

             18.1.8 an affidavit that the Property does not constitute all or substantially all of the assets of Seller and is not essential to its business, or satisfactory evidence that the shareholders of Seller have ratified this transaction and otherwise conformed with applicable statutes;

             18.1.9 appropriate evidence of Seller's corporate or partnership existence and authority to sell and convey the Property, including without limitation a certificate from the Secretary of State of Florida of qualification to transact business in Florida together with certified copies of any document filed with such articles; a certificate of due incorporation and good standing from the appropriate governmental authorities; and a certified copy of the resolution of Seller's board of directors identifying Seller's officers and authorizing this transaction and authorizing its officer(s) to execute all requisite documents, including the Special Warranty Deed;

             18.1.10 an assignment of all rights under any guarantees and warranties, to the extent assignable;

             18.1.11 a non-foreign certificate and other documentation as may be appropriate and satisfactory to Purchaser to meet the non-withholding requirements under FIRPTA and any other federal statute or regulations (or, in the alternative, Seller shall cooperate with Purchaser in the withholding of funds pursuant to FIRPTA regulations);

             18.1.12 an appropriate reporting form to be submitted with the deed at time of recordation.

             18.2 Seller and Purchaser shall each execute such other documents, including a closing statement, as are reasonably necessary to consummate this transaction.

     19. BROKERS. The parties each represent and warrant to the other that the only real estate brokers, salesman or finders involved in this transaction are Keller Williams Realty and Lancore Realty who represent Purchaser (together, "Purchaser's Brokers"), and Grubb & Ellis Realty ("Seller's Broker"); Seller shall pay all real estate commissions owing to said brokers, with payment 50% to Purchaser's Brokers and 50% to

Seller's Broker). If a claim for brokerage or similar fees in connection with this transaction is made by any broker, salesman or finder other than the above-named broker claiming to have dealt through or on behalf of one of the parties to this Agreement, then that party shall indemnify, defend and hold the other party under this Agreement harmless from all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorneys' fees and court costs, including those for appellate matters) with respect to said claim for brokerage. The provisions of this section shall survive the Closing.

     20. ASSIGNABILITY. Purchaser shall be entitled to assign Purchaser's rights and obligations under this Agreement to any entity related to Purchaser or its principals, upon the assumption thereof by the assignee, Purchaser shall be released from its obligations under this Agreement as of the time of Closing.

     21. ESCROW AGENT.

          21.1 Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement. Escrow Agent shall not be deemed to have any implied duties or obligations under or related to this Agreement. Escrow Agent is the law firm representing Purchaser. In the event of a dispute between the parties, the parties consent to Escrow Agent continuing to represent Purchaser, notwithstanding that Escrow Agent shall continue to have the duties provided for in this Agreement.

          21.2 Escrow Agent may (a) act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine;
     (b) assume the validity and accuracy of any statement or assertion contained in such a writing or instrument; and (c) assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner of execution, or validity of any instrument deposited in escrow, nor as to the identify, authority, or right of any person executing any instrument; Escrow Agent's duties under this Agreement are and shall be limited to those duties specifically provided in this Agreement.

          21.3 The parties to this Agreement do and shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, including attorneys' fees and costs, which it may incur or with which it may be threatened by reason of its action as Escrow Agent under this Agreement, except for such matters which are the result of Escrow Agent's gross negligence or willful malfeasance. Escrow Agent shall be vested with a lien on all property deposited under this Agreement for the purpose of such indemnification, and for any other expense, fees or charges of any character or nature, which may be incurred by Escrow Agent in its capacity as escrow agent. Escrow Agent has and shall have the right, regardless of any instructions, to hold the property deposited in escrow until and unless said additional expenses, fees and charges shall be fully paid.

          21.4 If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or about the propriety of any action contemplated by Escrow Agent, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement; upon filing such action, Escrow Agent shall be released from all obligations under this Agreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys' fees, including those for appellate matters and for paralegals and similar persons, incurred in its capacity as escrow agent in connection with any such interpleader action; Escrow Agent may represent itself in any such interpleader action and charge its usual and customary legal fees for such representation, and the court shall award such attorneys' fees, including those for appellate matters and for paralegals and similar persons, to Escrow Agent from the losing party. Escrow Agent shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

          21.5 Escrow Agent may consult with counsel of its own choice, including counsel within its own firm, and shall have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind unless caused by its gross negligence or willful misconduct.

          21.6 Escrow Agent may resign upon five (5) days' written notice to Seller and Purchaser. If a successor escrow agent is not appointed jointly by Seller and Purchaser within the five (5) day period, Escrow Agent may petition a court of competent jurisdiction to name a successor.

          21.7 The provisions of this section shall survive the Closing and also the cancellation of this Agreement.

     22. NOTICES. Any notices required or permitted to be given under this Agreement shall be delivered by hand, mailed by certified or registered mail, return receipt requested, in a postage prepaid envelope, or delivered by a nationally recognized overnight delivery service, and addressed as described below; notices shall be deemed effective only upon receipt or refusal of delivery.

Notices to Purchaser:        851 Broken Sound Parkway NW
                             Boca Raton, FL 33487-3693
                             Attn: Richard Werber, Esq.
                             (tel) 561-241-9400
                             (fax) 561-995-0085

With a copy to:              Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
                             One Biscayne Tower, Suite 3400
                             Two South Biscayne Blvd.
                             Attn: Julie A.S. Williamson, Esq.
                             (tel) 305-376-6002
                             (fax) 305-376-6010

Notices to Seller:           Levitz Furniture Corporation
                             6111 Broken Sound Parkway N.W.
                             Boca Raton, FL 33487
                             Attn: Edward P. Zimmer, Esq.
                             (tel) 561-994-6006
                             (fax) 561-998-5615

With a copy to:              Proskauer Rose LLP
                             2255 Glades Road, Suite 340 West
                             Boca Raton, FL 33431-7383
                             Attn: Christopher Wheeler, Esq.
                             (tel) 561-241-7400
                             (fax) 561-241-7145/8153

Notices to Escrow Agent:     Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
                             One Biscayne Tower, Suite 3400
                             Two South Biscayne Blvd.
                             Attn: Julie A.S. Williamson, Esq.

     23. RISK OF LOSS.

          23.1 The Property shall be conveyed to Purchaser in the same condition as on the date of this Agreement, ordinary wear and tear excepted, free of all tenancies or occupancies except for Seller's continued occupancy as provided in this Agreement. Seller shall not remove anything from the Property between the date of this Agreement and Closing.

          23.2 Upon receipt of an offer or any notice or communications from any governmental or quasi-governmental body seeking to take under its power of eminent domain all or any portion of the subject property, Seller shall promptly notify Purchaser of the receipt of same and shall send such communication, or a copy of it, to Purchaser. Upon receipt of such notice, Purchaser shall have the right to rescind this Agreement by delivery of written notice to Seller within thirty (30) days of Purchaser's receipt of the communication from Seller. In the event Purchaser elects to rescind, then Purchaser shall receive a refund of the Deposit [together with all interest earned on it], in which case both parties shall be relieved of all further obligations under this Agreement. In the event Purchaser elects not to rescind, then Purchaser shall be entitled to all condemnation awards and settlements. Seller and Purchaser agree to cooperate with each other to obtain the highest and best price for the condemned property.

          23.3 In the event that the Property is damaged or destroyed by fire or other casualty prior to Closing, Seller shall repair and restore the Property to the same condition as before the fire or casualty, and the Closing shall be deferred for up to sixty (60) days to permit such repair and restoration. If Seller is unable to repair and restore within such 60 day period, then Purchaser shall have the option of: extending the 60 day period for up to one hundred twenty (120) additional days, or canceling this Agreement and receiving a refund of the Deposit together with all interest earned on it, in which case both parties shall be released from all further obligations under this Agreement, or proceeding with the Closing, in which case Purchaser shall be entitled to all insurance proceeds and to a credit equal to the insurance deductibles (or, in the alternative, Purchaser may cancel this Agreement).

     24. INDEMNITY.

          24.1 Seller shall and does indemnify and hold Purchaser harmless from any and all liability, including costs and attorneys' fees, including those for appellate proceedings:

             24.1.1 for services rendered prior to Closing under any contracts for services to the Property existing now or at any time prior to Closing;

             24.1.2 for any personal property taxes remaining unpaid for calendar years prior to the year of Closing.

          24.2 The provisions of this section shall survive the Closing.

     25. RADON GAS NOTICE. Pursuant to Florida Statutes Section 404.056(8), Seller hereby makes, and Purchaser hereby acknowledges, the following notification:

          RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

     26. MISCELLANEOUS.

          26.1 This Agreement has been negotiated and executed in Florida; it shall be construed and governed in accordance with the laws of the State of Florida, without application of conflicts of laws principles.

          26.2 In the event any term or provision of this Agreement is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

          26.3 In the event of any litigation between the parties under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees. Wherever provision is made in this Agreement for "attorneys' fees," such term shall be deemed to include accountants' and attorneys' fees and court costs, whether or not litigation is commenced, including those for appellate proceedings and for paralegals and similar persons.

          26.4 Each party has participated fully in the negotiation and preparation of this Agreement with full benefit of counsel. Accordingly, this Agreement shall not be more strictly construed against either party.

          26.5 Whenever used in this Agreement, the singular shall include the plural, the plural shall include the singular, any gender shall include every other and all genders, and captions and paragraph headings shall be disregarded.

          26.6 The captions in this Agreement are for the convenience of reference only and shall not be deemed to alter any provision of this Agreement.

          26.7 Any reference in this Agreement to time periods less than six (6) days shall, in the computation thereof, exclude Saturdays, Sundays, and legal holidays; any time period provided for in this Agreement which shall end on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. of the next full business day.

          26.8 This Agreement constitutes the entire agreement between the parties and may not be changed, altered or modified except by an instrument in writing signed by the party against whom enforcement of such change would be sought.

          26.9 All references in this Agreement to exhibits, schedules, paragraphs, subparagraphs and sections refer to the respective subdivisions of this Agreement, unless the reference expressly identifies another document.

          26.10 All of the terms of this Agreement, including but not limited to the representations, warranties and covenants of Seller, shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns.

          26.11 Typewritten or handwritten provisions which are inserted in or attached to this Agreement as addenda or riders shall control all printed or pretyped provisions of this Agreement with which they may be in conflict.

          26.12 All covenants, representations and warranties of Seller in this Agreement, all remedies related to them, and the provisions of this section shall survive the Closing.

     27. WAIVER OF JURY TRIAL. Seller and Purchaser mutually agree at that they waive all rights to a trial by jury in the event of any dispute or court action arising from, growing out of, or related to, this Agreement. The parties acknowledge that this waiver is a significant consideration to each of them to enter into this Agreement.

     28. SELLER OCCUPANCY. Purchaser shall allow Seller to lease the Building (and parking areas) for one hundred twenty (120) days after Closing, at the rent of $10 per day, payable in advance, pursuant to Lease to be agreed upon between Seller and Purchaser during the Investigation Period. If Seller is not then in default under the Lease, Seller may by notice duly given to Purchaser no later than the ninetieth (90th) day after Closing, extend the Lease for up to an additional sixty (60) days, at a rent of $10.00 per square foot (based on 91,081 square feet) annually, prorated for the 60 days, payable at time of exercise of the option. During its occupancy pursuant to this paragraph, Seller shall maintain the Building (including repair of the Building and its equipment, if such becomes necessary, e.g. repair of leaking roof or replacement of broken air conditioning equipment), and pay all costs associated with the use of the Building except that Purchaser shall pay the ad valorem taxes, and Seller shall vacate the Building in good repair and broom-clean condition. Purchaser shall maintain any landscaping in the parking area. If Seller does not timely and duly vacate the Premises, or damages the Premises, then Seller shall be responsible for Purchaser's costs and fees, including attorneys', paralegals' and similar persons' fees related to or arising from such matters.

     EXECUTED as of the date first written above in several counterparts, each of which shall be deemed an original, but all of which constitute only one agreement.

Signed, sealed and delivered in the presence of:       SELLER:

                                                       Levitz Furniture Corporation, a Florida corporation

                                                       By: /s/ EDWARD P. ZIMMER
                                                           -------------------------------------------------

                                                       Its: Vice President

                                                       [Corporate Seal]

                                                       Date: August 26, 1997

                                                       PURCHASER:

                                                       Rexall Sundown, Inc., a Florida corporation

                                                       By: /s/ DEAN DESANTIS
                                                           -------------------------------------------------

                                                       Its: Senior Vice President

                                                       [Corporate Seal]

                                                       Date: August 26, 1997

                                    RECEIPT

     The undersigned Escrow Agent acknowledges receipt of a check, subject to clearance, in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) to be held as the Initial Deposit pursuant to the foregoing Agreement.

                                          ESCROW AGENT:

                                          Gunster, Yoakley, Valdes-Fauli
                                            & Stewart, P.A.
                                          One Biscayne Tower, Suite 3400
                                          Two South Biscayne Boulevard
                                          Miami, Florida 33131
                                          (305) 376-6002

                                          By:     /s/ JULIE WILLIAMSON
                                            ------------------------------------

SCHEDULE "A": Legal Description
SCHEDULE "B": Existing Mortgage
SCHEDULE "C": Permitted Exceptions
SCHEDULE "D": Other Contracts

                                                                     SCHEDULE II

                              REXALL SUNDOWN, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                                             BALANCE AT   CHARGED TO   CHARGED TO                BALANCE AT
                                             BEGINNING    COSTS AND      OTHER                     END OF
DESCRIPTION                                   OF YEAR      EXPENSES     ACCOUNTS    DEDUCTIONS      YEAR
-----------                                  ----------   ----------   ----------   ----------   -----------
Year ended August 31, 1997
  Allowance for doubtful accounts..........   $78,000      $ 70,757     $    --      $ 70,757      $78,000
Year ended August 31, 1996
  Allowance for doubtful accounts..........    78,000       112,990          --       112,990       78,000
Year ended August 31, 1995
  Allowance for doubtful accounts..........    78,000       154,280          --       154,280       78,000